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6 February 2004


Crusade Management Limited
Level 8
182 George Street
Sydney  NSW  2000




Dear Sirs


CRUSADE GLOBAL TRUST NO. 1 OF 2004


We have acted for Crusade Management Limited (CRUSADE MANAGEMENT) in connection with the Crusade Global Trust No. 1 of 2004 (the TRUST) constituted under the Master Trust Deed (the MASTER TRUST DEED) dated 14 March 1998 between Perpetual Trustees Consolidated Limited (formerly AXA Trustees Limited and prior to that, National Mutual Trustees Limited) (the TRUSTEE) and Crusade Management Limited as trust manager with respect to the Trust.

Definitions in the Prospectus (defined below) apply in this opinion but RELEVANT JURISDICTION means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.    DOCUMENTS

      We have examined the following documents:

      (a)  the Master Trust Deed;

      (b)  the Notice of Creation of Trust for the Trust;

      (c)  the Supplementary Terms Notice;

      (d) the Note Trust Deed between Crusade Management, the Trustee and the Note Trustee;

      (e)  the Note Issue Direction for the Trust;

      (f) the Agency Agreement between, among others, Crusade Management Limited, the Trustee; and

      (g) a copy of the Prospectus as filed with the Securities and Exchange Commission (the COMMISSION) under the US Securities Act of 1933 (the PROSPECTUS).

2.    ASSUMPTION

      For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

OUR REF  :205289150

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                                           Allens Arthur Robinson [LOGO OMITTED]
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3.    QUALIFICATIONS

      Our opinion is subject to the following qualifications.

      (a) We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the laws of England or the United States.

      (b) Our opinion is subject to the explanations and qualifications set forth under the caption "Australian Tax Matters" in the Prospectus. No tax rulings will be sought from the Australian Taxation Office with respect to the Trust for any of the matters referred to in this opinion.

4.    OPINION

      Based on the assumptions and subject to the qualifications set out above we are of the opinion that while the section entitled "Australian Tax Matters" in the Prospectus does not purport to discuss all possible Australian tax ramifications of the purchase, ownership, and disposition of the Class A-1 Notes, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading "Australian Tax Matters". There can be no assurance, however, that the tax conclusions presented in the "Australian Tax Matters" section will not be successfully challenged by the Australian Taxation Office, or significantly altered by new legislation, changes in Australian Taxation Office positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

      We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus, without admitting that we are "experts" within the meaning of the US Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.



Yours faithfully

/s/ Andrew Jinks




ANDREW JINKS
Partner
andrew.jinks@aar.com.au
Tel:  (02) 9230 4925



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